Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Agreement (this “Agreement”) is made as of the 22nd day of April 2016 by and among Toucan Interactive Corp., a Nevada corporation having its offices at Sabanilla de Montes de Oca, Urbanizacion Carmiol, Casa 254, San Jose, Costa Rica (the “Company”), Mikhail Bukschpan, an individual (the “Majority Stockholder”), and BDK Capital Group, LLC, a California limited liability company (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company, the Majority Stockholder and BDK Arcadia, LLC (“BDK”) entered into a Letter Agreement (the “Letter Agreement”) and an Escrow Agreement (the “Escrow Agreement”) dated as of March 23, 2016, providing that the Majority Stockholder shall deliver, or cause to be delivered, (A) upon the Initial Closing (as defined in the Escrow Agreement), approximately 96% of the issued and outstanding common stock of the Company par value $0.001 per share (“Common Stock”); and (B) upon the Subsequent Closing (as defined in the Escrow Agreement), an additional 174,000 shares of the Company’s unrestricted common stock to BDK and/or BDK’s designees and BDK shall instruct the escrow agent to deliver the balance of the Deposit (as defined in the Escrow Agreement), i.e., $20,000 (the “Balance of the Deposit”) to the selling stockholders (collectively, the “Acquisition”).

WHEREAS, in connection with the Acquisition, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company an aggregate of 6,000,000 shares (the “Shares”) of Common Stock, at the Purchase Price (as defined below).

WHEREAS, pursuant to that certain Letter Agreement by and among the Company, the Majority Stockholder and BDK dated April 5, 2016 (the “Side Letter Agreement”), BDK has instructed the escrow agent to advance a portion of the Deposit equal to $3,000 (the “Advance”) to cover the Company’s costs to prepare the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016, which Advance will be applied against the Purchase Price (as defined below).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

1.1.   Sale of the Shares and Change in Management. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, at the Closing (as hereinafter defined), the Company agrees to sell, assign, transfer and deliver the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Company, for an aggregate purchase price equal to $243,605.36 (the “Purchase Price”).

1.2.   Closing. The purchase and sale of the Shares shall take place by electronic communication or at such location and on such date as the parties may agree at a closing (the “Closing”), to occur following the delivery of all items required to be delivered in connection with Section 1.3 of this Agreement.

1.3.   Deliveries.

(a) On or prior to the Closing, the Company shall deliver the following to the Purchaser:

(i)	a certificate representing the Shares purchased by the Purchaser, in the name of the Purchaser, as shall be effective to vest in the Purchaser all right, title and interest in the Shares;

(ii)	resignation letter in substantially the form attached hereto as Exhibit A, executed by the sole officer and director of the Company effective as of the date of the Closing;

(iii)	proof of filing of the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016;

(iv)	evidence to the satisfaction of Purchaser that (A) Mikhail Bukschpan, the sole director and officer of the Company, has agreed to cancel any and all existing debt of the Company to him (the “Debt”) and for himself and for his respective assigns, heirs, executors, administrators, and representatives, to fully release and forever discharge the Company, from any and all claims of any kind arising out of the Debt, and (B) the Company does not have any debts or liabilities;

(v)	evidence to the satisfaction of the Purchaser that the Company has paid any and all delinquent fees to the OTCQB and the Company’s Common Stock has been upgraded to the OTCQB;

(vi)	evidence to the satisfaction of Purchaser that the Company’s agreements with Nasser Bouslihim and with Kolobok Distribution Inc. (or Dzabir Mamadov) have been terminated or expired;

(vii)	transfer agent instruction letters in substantially the form attached hereto as Exhibit B, executed by the selling stockholders, as applicable;

(viii)	resolutions of the sole director of the Company and of the Majority Stockholder in substantially the form attached hereto as Exhibit C, executed by the sole director and the Majority Stockholder of the Company effective as of the date of the Closing;

(ix)	copies of this Agreement, the Repurchase Agreement (as defined below), and that certain Securities Purchase Agreement between twenty-three minority stockholders of the Company and the Purchaser (the “Minority Stockholders Securities Purchase Agreement”), duly executed by the Company, the Majority Stockholder, and the other selling stockholders, as applicable; and

(x)	all such further assignments, conveyances, instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

(b) At the Closing, the Purchaser shall deliver the following to the Company or to such parties as shall be directed by the Company:

(i)	an aggregate amount equal to the difference between the Purchase Price and the Advance, i.e., $240,605.36;

(ii)	copies of this Agreement and the Minority Stockholders Securities Purchase Agreement, duly executed by the Purchaser; and

(iii)	all such further assignments, conveyances, instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company and the Majority Stockholder hereby individually and jointly make the following representations and warranties to the Purchaser effective as of the date hereof (unless otherwise specifically provided herein) and as of the date of Closing:

2.1.   Organization; Qualification; No Subsidiaries or Predecessor Corporations. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. The Company does not have any predecessor corporation(s) or subsidiaries. The Company does not own any controlling interest in any business entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any business entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any business entity. Neither the Company nor any of the stockholders of the Company has ever approved, or commenced any action, suit or legal proceeding or made any election, in either case, contemplating the dissolution or liquidation of the Company’s business or affairs.

2.2.   Company Documents. The Company has delivered to the Purchaser accurate and complete (through the date hereof) copies of: (i) the articles of incorporation and bylaws, including all amendments thereto, of the Company; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of all securities of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in the foregoing clauses “(i)”, “(ii)” and “(iii)” of this Section 2.2, collectively referred to herein as the “Company Documents”). There have been no formal meetings held of, or corporate actions taken by, the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Documents. There has not been any violation of any of the Company Documents, and at no time has the Company taken any action that is inconsistent in any material respect with the Company Documents. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with requirements of law and prudent business practices.

2.3.   Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, of which 5,100,000 shares are issued and outstanding.

(a) All of the outstanding shares of the Company capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of the Company have been issued in compliance with all applicable federal and state securities laws and other applicable requirements of law and all requirements set forth in the Company Documents. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the date of Closing, (i) no shares of Common Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Common Stock; (ii) no shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Common Stock; (iii) all outstanding shares of Common Stock were issued in compliance with all applicable federal and state securities laws and other applicable requirements of law and all requirements set forth in the Company Documents and other applicable contracts. No shares of outstanding Common Stock of the Company are subject to a repurchase option in favor of the Company.

(b) Except for the 5,100,000 shares of Common Stock referenced above, there are no equity securities or similar ownership interests of any class of any equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding. There are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock of the Company or other securities of the Company; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock of the Company or other securities of the Company; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company; (iv) contracts under which the Company is or may become obligated to sell, transfer, exchange or issue any shares of capital stock of the Company or any other securities of the Company except as contemplated by that certain Repurchase Agreement by and between the Company and the Majority Stockholder (the “Repurchase Agreement”); (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), or any shares of the Company; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any individual or entity to the effect that such individual or entity is entitled to acquire or receive any shares of the Company Common Stock or any shares of the capital stock or other securities of the Company.

2.4.   Authorization. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by the Company of this Agreement has been duly and validly authorized by all necessary action and no further consent or authorization on the part of the Company, its board of directors or its stockholders is required. This Agreement constitutes, and upon execution and delivery thereof by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5.   No Conflicts; No Need for Third Party Notices or Consents. Neither the execution, delivery or performance of this Agreement, nor the performance of the Company of its obligations hereunder will directly or indirectly (with or without notice or lapse of time) cause, constitute, or conflict with or result in (i) any breach or violation, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under any of the provisions of, or constitute a default under, any license, mortgage or any other agreement or instrument to which the Company or its stockholders are a party; (ii) result in a violation of any of the provisions of the Company Documents; (iii) result in a violation of, or give any governmental body or agency or other individual or entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any, requirement of law or judicial or administrative order to which the Company is subject. The Company will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions hereunder.

2.6.   SEC Reports; Financial Statements; Exchange Act Requirements. The Company has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since inception (the foregoing materials, together with all documents or reports filed by the Company under the Exchange Act that were not required to be filed, being collectively referred to herein as the “SEC Reports” and, together with this Agreement, the “Disclosure Materials”).

(a) The SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of law and the Securities and Exchange Commission (“SEC”) and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. To the Company’s Best Knowledge (as defined herein), each offering or sale of securities by the Company (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of law and the SEC, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. The Company has delivered or made available to the Purchaser all comment letters received by the Company from the staff of the SEC and all responses to such comment letters by or on behalf of the Company with respect to all filings under the Securities Act or the Exchange Act. The Company’s principal executive officer and principal financial officer (and Company’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the Exchange Act thereunder with respect to the SEC Reports filed by Company under the Exchange Act (the “Exchange Act Reports”) to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental body or agency questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. The Company is not a “Business Combination Shell Company” as such term is defined under Rule 405 of the Securities Act.

(b) The financial statements of the Company included in the SEC Reports (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The Company Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in the Company Financial Statements or the notes thereto, and fairly present in all material respects the assets, liabilities, financial position and results of operations of Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c) Each of Company’s independent public accountants, which have expressed their opinion with respect to the financial statements of the Company included in the Exchange Act Reports (including the related notes), is and have been throughout the periods covered by such Company Financial Statements, registered public accounting firms with respect to the Company within the meaning of all applicable laws and regulations and is registered with the Public Company Accounting Oversight Board. With respect to the Company, the Company’s independent public accountants are not and have not been in violation of auditor independence requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith. None of the non-audit services performed by Company’s independent public accountants for the Company were prohibited services under the Sarbanes-Oxley Act and all such services were pre-approved in advance by the Company’s audit committee in accordance with the Sarbanes-Oxley Act.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the principal executive officer and the principal financial officer. The Company has delivered to the Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. The Company and, to the Company’s Best Knowledge (as defined below), its directors and executive officers, have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder to the extent applicable

2.7.   Absent of Certain Changes or Events. Since November 30, 2015 (the “Balance Sheet Date”),

(a) the Company has conducted its business as ordinarily conducted consistent with past practice and there has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) or the business, operations, properties, assets or condition of the Company, which constitutes a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means with respect to a party, any result, occurrence, fact, change, event or effect that has a materially adverse effect on (i) the business, assets (whether tangible or intangible), liabilities, capitalization, financial condition or results of operations of such party, or (ii) such party’s ability to consummate the transactions contemplated by this Agreement; provided that a Material Adverse Effect will not exist as a result of (A) any effect to the extent attributable to the pendency or confirmation of the transactions (including any disruption in, or termination or modification of, customer, supplier, distributor, partner, reseller or similar relationships or any loss of employees); (B) any effect primarily attributable to conditions affecting the industry or industries in which the party participates or the economy of the United States or any other country as a whole; (C) any effect primarily attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country; (D) any effect, resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (E) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events; (F) changes in applicable law or GAAP; (G) any failure to meet financial or other projections for any period ending after the date of this Agreement; or (H) any actions taken (or omitted to be taken) at the request of the other party.

(b) the Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except those otherwise disclosed to the Purchaser in writing; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights; (E) made or permitted any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (F) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

(c) the Company has not entered into or amended its Articles of Incorporation or bylaws, or any (i) employment agreements or any other type of employment arrangements, (ii) severance or change of control agreements or arrangements, or (iii) deferred compensation agreements or arrangements. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company’s Best Knowledge (as defined below), threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against the Company that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. The term “Best Knowledge” of the Company shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson would reasonably have obtained in the management of such person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. Actual or imputed knowledge of any director or officer or the Company shall be deemed to be knowledge of the Company.

2.8.   No Liabilities. The SEC Reports set forth a true and complete list of all debts and liabilities of the Company through and up to the Balance Sheet Date (whether or not invoiced), which specifically include the non-interest bearing and unsecured advances from Mikhail Bukschpan, which debts and liabilities shall be paid, settled, discharged or satisfied by the Company by Closing. As of Closing and after giving effect to the foregoing re-payment of all debts and discharge of liabilities, the Company shall have no liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

2.9.   Validity of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued, fully-paid and nonassessable and neither the Company nor the Purchaser shall be subject to any preemptive or similar right with respect thereto. Subject to the accuracy of the Purchaser’s representations and warranties in Article 3 hereof, the offer, sale and issuance of the Shares constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and any applicable state securities laws. Neither the Company nor, to the Company’s Best Knowledge, any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.

None of the Company, any of its predecessors, any affiliated issuer, or any Insider (as defined below) is subject to any Disqualification Event (as defined below) except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any Insider is subject to a Disqualification Event. Any outstanding securities of the Company (of any kind or nature) that were issued in reliance on Rule 506 under the Securities Act at any time on or after the Company’s formation have been issued in compliance with Rule 506(d) and (e) under the Securities Act. For purposes of this Agreement, (i) “Insider” means, each director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power and any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale and (ii) “Disqualification Event” means any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

2.10.   No Litigation or Proceedings. There are no claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Company) pending or, to the Company’s Best Knowledge, threatened against the Company or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Company’s Best Knowledge, threatened against the Company. The Company is not subject to or in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

2.11.   Compliance with Laws and Regulations. (i) To the Company’s Best Knowledge, the Company is in compliance in all material respects with each law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. (ii) To the Company’s Best Knowledge, no event has occurred or circumstance exists that will constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any law, except where such violation or failure would not have a Material Adverse Effect. (iii) The Company has not received any written notice or communication from any governmental body or private party alleging noncompliance with any applicable law (here is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information pending or, to the Best Knowledge of the Company, threatened against the Company. (iv) To the Company’s Best Knowledge, the Company has no liability for failure to comply with any law which could reasonably be expected to have a Material Adverse Effect. (v) To the Company’s Best Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability. (vi) To the Company’s Best Knowledge, there have not been any false statements or omissions or other violations of any law by the Company in its prior product development efforts, or submissions or reports to any governmental body that would reasonably be expected to require investigation, corrective action or enforcement action by any governmental body. (vii) There are no administrative, civil or criminal proceedings relating to the Company or any employee of or consultant or contractor to the Company in connection with their employment or consulting relationship with the Company. (viii) The Company has not conducted any internal investigation with respect to any actual or alleged material violation of any law by any director, officer or employee of the Company.

2.12.   Tax. The Company has properly filed all tax returns required to be filed and has paid all taxes shown thereon to be due. To the Best Knowledge of the Company, all tax returns previously filed are true and correct in all material respects.

2.13.   Books and Records. All of the business and financial transactions of the Company have been fully and properly reflected in the books and records of the Company in all material respects and in accordance with generally accepted accounting principles consistently applied.

2.14.   Contracts. The Company (a) is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, debt instrument or other commitments whether such agreement is in writing or oral; (b) is not a party to or bound by, and the properties of the Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree or award; and (c) is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the Company.

2.15.   Title to Property. The Company does not own or lease any real property or personal property. There are no options or other contracts under which the Company has a right or obligation to acquire or lease any interest in real property or personal property.

2.16.   Intellectual Property. The Company does not own, license or otherwise have any right, title or interest in any intellectual property.

2.17.   Insurance. The Company does not have any insurance policy to which the Company is a party or under which the Company or any director or officer, is covered.

2.18.   Material Transactions or Affiliations. Except as otherwise disclosed to the Purchaser in writing, there exists no contract, agreement or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, five percent (5%) or more of the issued and outstanding shares of Common Stock and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor five percent (5%) stockholder of Common Stock has, or has had since inception of the Company, any known interest, direct or indirect, in any such transaction with the Company which was material to the business of the Company. The Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

2.19.   Use of Proceeds. The Company will use the Purchase Price to (i) repurchase the issued and outstanding shares of Common Stock held by the Majority Stockholder immediately after the Closing of the transactions contemplated by this Agreement pursuant to the Repurchase Agreement, and (ii) pay for the Advance released by BDK pursuant to the Side Letter Agreement.

2.20.   Facilitation of Closings. The Company and the Majority Stockholder shall, without cost or expense to any other party, use good-faith efforts to facilitate the consummation of the securities sale transactions between the other stockholders and the Purchaser and/or the Purchaser’s designees at the Initial Closing and the Subsequent Closing (as defined in the Escrow Agreement) as contemplated by the Letter Agreement and the Escrow Agreement. The parties hereto agree that the Balance of the Deposit shall be refunded to BDK if the Subsequent Closing is not consummated as provided in the agreements between the applicable stockholders and purchasers and within a reasonable timeframe after the Initial Closing.

2.21    Broker or Finders Fees. The Company or the Majority Stockholder has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE III

REPRESENTATION AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants, as of the date hereof, to the Company as follows:

3.1.   Organization; Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.   Own Account. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its or his own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understanding with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.

3.3.   Purchaser Status. At the time the Purchaser was offered the Shares, it was, and as of the date hereof is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

3.4.   Experience of Purchaser. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.5.   General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.6.   Access to Information. The Purchaser has been afforded the opportunity to examine all books, records, and agreements of the Company and to ask questions of the Company’s senior management and to obtain additional information necessary to verify the accuracy of the information supplied or to which the Purchaser had access. The Purchaser has also been afforded the opportunity to ask questions of the Company’s senior management to obtain any further information reasonably available to the Company which the Purchaser has requested in connection with its decision to purchase the Shares. The Purchaser has conducted what it deems to be an adequate investigation of the business, finances, and prospects of the Company, and it is satisfied with the results of its investigation. The Purchaser also acknowledges that concurrently with the transactions contemplated by this Agreement the Company may repurchase or issue and sell shares of the Common Stock of the Company at a per share purchase price that may differ from the Purchase Price.

ARTICLE IV

TERMINATION

4.1.   Termination. This Agreement may be terminated (i) at any time prior to the Closing by the Purchaser upon providing written notice to the Company of its election to terminate this Agreement; or (ii) at the election of either party, if the other party has (A) breached any of its representations, warranties or covenants contained herein or (B) failed to perform any of its material obligations hereunder and has not cured such breach or failure within five (5) days after written notice by the other party thereof. Notwithstanding the foregoing, if this Agreement is terminated by either party for any reason set forth in clause (ii) immediately preceding, the non-breaching party, in addition to the right to terminate this Agreement, shall be entitled to all remedies available to it at law or in equity. The parties hereby specifically acknowledge and agree that the Purchaser’s termination of this Agreement, for any reason, shall not be deemed as a breach by the Purchaser. If the Purchaser elects to terminate this Agreement pursuant to this Section 4.1, the entire amount of the Deposit (as defined in the Escrow Agreement) shall be refunded to BDK immediately.

ARTICLE V

MISCELLANEOUS

5.1.   Entire Agreement; Assignment; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this Agreement; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. Unless otherwise specifically provided herein, no representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect. The Company may not assign this Agreement and its rights and obligations hereunder without the explicit prior written consent of the Purchaser, which may be withheld for any reason or no reason. Notwithstanding the foregoing, the Purchaser may assign this Agreement and its rights and obligations hereunder upon written notice to the Company.

5.2.   Severability. In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maximum extent compatible with applicable law.

5.3.   Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or electronic means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 5.3. Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery. Notice shall be delivered to the parties at the following addresses:

If to the Company:	Toucan Interactive Corp.

Sabanilla de Montes de Oca

Urbanizacion Carmiol, Casa 254

San Jose, Costa Rica

Email:toucancorp@gmail.com

Fax: N/A

If to the Purchaser:	BDK Capital Group, LLC

25 E Foothill Blvd.

Arcadia, CA 91006

Attn: Kin Hui

Email: kinhui@singpoli.com

Fax: (626) 566-1887

With a copy to:	Mitchell Silberberg & Knupp, LLP

11377 W. Olympic Boulevard

Los Angeles, CA 90064

Attn: Nimish Patel, Esq.

Email: nxp@msk.com

Fax: (310) 231-8302

If to the Majority Stockholder:	Mikhail Bukschpan

Sabanilla de Montes de Oca

Urbanizacion Carmiol, Casa 254

San Jose, Costa Rica

Email:toucancorp@gmail.com

Fax: N/A

Either party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

5.4.    Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to any principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal and state courts sitting in the Central District of California and the County of Los Angeles County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and also agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

5.5.    Waiver of Jury Trial. Each party hereby expressly waives any right to a trial by jury in the event of any suit, action or proceeding to enforce this Agreement or any other action or proceeding which may arise out of or in any way be connected with this Agreement or any of the other documents.

5.6.    Successors. This Agreement shall be binding upon the parties and their respective permitted assigns.

5.7.    Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

5.8.    Confidentiality. Each party hereby agrees to maintain the confidentiality of all Confidential Information (defined below) provided to it by the other party and to return any materials and other information containing Confidential Information of the other party in the event that the Closing is not consummated. For the purposes hereof, “Confidential Information” shall mean any and all proprietary information and documents provided by the disclosing party to the receiving party, either directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or otherwise unless such information has been explicitly designated by the disclosing party as not Confidential Information. Confidential Information shall not include information that (i) at the time of use or disclosure by the receiving party is in the public domain through no fault of, action or failure to act by the receiving party; (ii) becomes known to the receiving party from a third-party source on a non-confidential basis whom the receiving party does not know to be subject to any obligation of confidentiality to the disclosing party; (iii) was known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (iv) was independently developed by the receiving party, or on the receiving party’s behalf, without any use of Confidential Information. Notwithstanding the foregoing, in the event that disclosure of Confidential Information by a receiving party is made to comply with any request or inquiry of or by any governmental or regulatory authority (any of the foregoing, a “Governmental Requirement”), it is agreed that prior to any such disclosure of such Confidential Information, the receiving party will, unless such action would violate or conflict with applicable law, provide the disclosing party with prompt notice of such Governmental Requirement and the Confidential Information so required to be disclosed, so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. It is further agreed that if, in the absence of a protective order or in the absence of receipt of a waiver hereunder, the receiving party is nonetheless, in the opinion of the receiving party’s counsel, compelled by Governmental Requirement to disclose any of such Confidential Information, the receiving party, after notice to the disclosing party (unless such notice would violate or conflict with applicable law), may so disclose such Confidential Information as required pursuant to Governmental Requirement without liability hereunder; provided, however, the receiving party will furnish only that portion of the Confidential Information which the receiving party, in the opinion of the receiving party’s counsel, is legally compelled to disclose pursuant to the Governmental Requirement and will exercise reasonable efforts to cooperate with the disclosing party, at the disclosing party’s expense, with the disclosing party’s efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

5.9.    Public Disclosure; Current Report on Form 8-K. Unless otherwise permitted by this Agreement, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law including, without limitation, the filing of any required SEC Documents. In furtherance thereof, the parties hereby acknowledge and agree that the Company is required to file a Current Report on Form 8-K within four (4) business days after the execution of this Agreement by both of them.

5.10.   Expenses. Subject to the terms contained elsewhere in this Agreement, whether or not the transactions contemplated herein are consummated, each of the parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement or any of the other transactions contemplated hereby.

5.11.   Survival. The representations, warranties and agreements set forth in this Agreement shall survive the Initial Closing for a period of one (1) year.

5.12.   Indemnification. The Company and the Majority Stockholder, individually and jointly, agree to indemnify and hold harmless the Purchaser (and its respective directors, officers, managers, partners, members, shareholders, affiliates, agents, successors and assigns (the “Representatives”)) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, the “Losses”) incurred by the Purchaser as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company or the Majority Stockholder herein. The Purchaser agrees to indemnify and hold harmless the Company and its Representatives and the Stockholder from and against any and all Losses incurred by the Company and the Majority Stockholder as a result of any inaccuracy in or breach of the representations, warranties or covenants made by such Purchaser herein.

5.13. Counterparts; Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery by fax or electronic image of an executed counterpart of a signature page to the Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

5.14.   No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

5.15.   Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

TOUCAN INTERACTIVE CORP.

By:
Name:	Mikhail Bukschpan
Title:	President

MAJORITY STOCKHOLDER:

Mikhail Bukschpan

PURCHASER:

BDK CAPITAL GROUP, LLC

By:
Name:	Kin Hui
Title:	President

EXHIBIT A

Form of Resignation Letter

RESIGNATION

April 22, 2016

Toucan Interactive Corp.

Sabanilla de Montes de Oca

Urbanizacion Carmiol, Casa 254

San Jose, Costa Rica

I, Mikhail Bukschpan, do hereby resign from all officer positions of Toucan Interactive Corp. (the “Company”), including but not limited to that of President, Secretary, Chief Executive Officer and Chief Financial Officer, such resignations to be effective immediately upon the closing of the transactions contemplated by that certain Securities Purchase Agreement, dated April 22, 2016, by and between the Company and BDK Capital Group, LLC (the “Effective Time”). I also resign as the sole director of the Company, which resignation as director shall be effective as of the Effective Time.

My resignation is not the result of any disagreement with the Company or nay matter relating to its operation, policies (including accounting or financial policies) or practices. Further, I undertake that I do not have any claims against the Company upon my resignation.

Mikhail Bukschpan

EXHIBIT B

Form of Transfer Agent Instruction Letters

[To be provided under separate cover.]

EXHIBIT C

Board Resolutions and Majority Stockholder Resolutions

[To be provided under separate cover.]